UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2008

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:(203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)	Oklahoma Medical Research Foundation

On February 8, 2008, Alexion Pharmaceuticals, Inc., or Alexion, agreed to acquire certain patents related to complement-inhibition technology from Oklahoma Medical Research Foundation, or OMRF. Alexion will pay $10 million to OMRF for the rights to the patents, in various amounts to be remitted in 2008 and the first half of 2009. No further amounts, including royalties, will be owed to OMRF in respect of sales of Soliris® (eculizumab) or other use of the OMRF patents. Accordingly, the previously announced claims filed by OMRF and counterclaims filed by Alexion in the U.S. District Court for the Northern District of Oklahoma will be dismissed.

A copy of the press release issued on February 14, 2008 relating to the acquisition of such patents is furnished as Exhibit 99.1 to this form 8-K.

(b)	Bank of America Working Capital Loan

On February 13, 2008, Alexion entered into a Credit Agreement with Bank of America, N.A. as administrative agent and the initial lender. The agreement provides for a $25 million revolving credit facility, with up to a $5 million sublimit for letters of credit, that can be used for working capital requirements and other general corporate purposes. The loan is secured by substantially all of Alexion Pharmaceuticals, Inc.’s assets, including the pledge of the equity interests of certain direct subsidiaries, but excluding intellectual property and assets of foreign subsidiaries. Alexion is not borrowing under the Credit Agreement at this time but may borrow under the agreement from time to time based on its needs.

Alexion may elect that the loans under the agreement bear interest at a rate per annum equal to (i) LIBOR plus 1.75% to 2.25% depending on Alexion’s liquidity (as calculated in accordance with the agreement), or (ii) a Base Rate equal to the higher of the (A) Prime Rate then in effect and (B) the Federal Funds Rate then in effect plus 0.50%, plus 0% to 0.25% depending on Alexion’s liquidity (as calculated in accordance with the agreement). Alexion may prepay the loans, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR borrowings. Interest is payable quarterly for Base Rate loans and, in the case of LIBOR-based loans, at the end of the applicable interest period, with the principal due on February 28, 2011, the maturity date. Alexion may borrow, repay and reborrow under the facility until February 28, 2011.

The Credit Agreement requires that Alexion comply with certain financial covenants on a quarterly basis. Further, the agreement includes negative covenants, subject to exceptions, restricting or limiting Alexion’s ability and the ability of Alexion’s subsidiaries to, among other things, incur additional indebtedness, grant liens, engage in certain investment, acquisition and disposition transactions, and enter into transactions with affiliates. The agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the interest rate would increase and the administrative agent would be entitled to take various actions, including the acceleration of amounts due under the loan.

The Credit Agreement will be filed with Alexion’s next Quarterly Report for the quarter ended March 31, 2008.

Item 2.02 Results of Operations and Financial Condition.

On February 14, 2008, Alexion issued a press release relating to its results of operations and financial conditions for the quarter and year ended December 31, 2007. A copy of the press release is furnished as Exhibit 99.2 to this form 8-K.

The attached press release contains both U.S. Generally Accepted Accounting Principles (“GAAP”) and non-GAAP financial measures. The non-GAAP financial measures exclude share-based compensation expenses. Reconciliations between non-GAAP and GAAP financial measures are included in the press release set forth as Exhibit 99.2 furnished to this form 8-K. The Company’s management utilizes non-GAAP financial information to provide a useful measure of comparative operating performance of the Company. The non-GAAP financial measures are supplemental to and not a substitute for, measures of financial performance prepared in accordance with GAAP.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in (b) of Item 1.01 “Entry Into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 Settlement and Assignment Agreement, dated as of February 8, 2008, by and between Alexion Pharmaceuticals, Inc. and Oklahoma Medical Research Foundation.

99.1 Press Release issued by Alexion Pharmaceuticals, Inc. on February 14, 2008 relating to the acquisition of certain patents from Oklahoma Medical Research Foundation.

99.2 Press Release issued by Alexion Pharmaceuticals, Inc. on February 14, 2008 relating to its results of operations and financial conditions for the quarter and year ended December 31, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: February 14, 2008

By:  /s/  Thomas I. H. Dubin

        Name: Thomas I. H. Dubin

        Title: Senior Vice President and General Counsel